EXHITIB 1

TALISMAN ENERGY GENERATES RECORD CASH FLOW

OF $1.5 BILLION IN FIRST HALF OF 2004;

SECOND QUARTER PRODUCTION INCREASES 20% OVER PRIOR YEAR

Calgary, Alberta – July 29, 2004 - Talisman Energy Inc. today reported its operating and financial results for the second quarter of 2004.

Production averaged 437,000 boe/d during the quarter, a 20% increase over the second quarter of 2003 and up slightly compared to the first quarter.  Year to date, production has averaged 437,000 boe/d, an 18% increase over the same period last year, excluding Sudan.

Cash flow was $767 million ($2.00/share), up 28% from $600 million ($1.55/share) last year and essentially unchanged from the first quarter.  Cash flow for the first six months of 2004 was a record $1,546 million ($4.02/share), an increase of 7% compared to 2003.  This increase reflects both higher production levels and commodity prices.

Net income for the quarter was $197 million ($0.50/share), compared to $202 million ($0.51/share) a year ago.  On a comparable basis, net income in the second quarter was up 186% versus $69 million ($0.17/share) a year ago excluding a one-time gain on income taxes recorded in the second quarter of 2003. Year to date, net income was $420 million ($1.07/share), compared with $776 million ($1.97/share) in 2003. Excluding the gain on the sale of and income from the Sudan properties, as well as one time income tax effects, the comparable net income numbers for the first half of 2004 and 2003 are $371 million and $303 million respectively.

Exploration and development spending was $509 million during the quarter and $1.1 billion year to date.

Talisman’s realized prices averaged $42.78/boe in the quarter, compared to $36.56/boe a year ago.  The Company’s average unit operating costs were $7.10/boe during the quarter, an increase of 7% over the previous quarter, due in part to the impact of a weaker Canadian dollar.

“Operationally and financially, this was another very solid quarter,” said Dr. Jim Buckee, President and Chief Executive Officer.  “Production is up 20% compared to last year, as we maintained production levels in a quarter which typically sees some declines due to maintenance and turnarounds.  Year to date, production per share is up 12% compared to a year ago and I am very comfortable with our earlier guidance of 5-10% production per share growth for 2004.

“All of the major projects which will contribute to continuing growth in 2005 are on, or ahead of schedule.  These include the Tartan North field development in the North Sea, the Greater Angostura development in Trinidad and Tobago and the South Angsi field in Malaysia.  Our international exploration program is also gearing up for an exciting second half of the year, with key exploration wells either planned or drilling in the North Sea, Malaysia, Vietnam, Colombia and Canada.

“I am pleased with our very successful drilling programs in North America.  Gas production averaged 885 mmcf/d during the second quarter, an increase of 1.5% over the first quarter and 2.3% over last year.  Virtually all of this growth is through the drill bit and we see the opportunity to do more.  Fortuna Energy Inc. has doubled its land base in the northeastern United States and production is currently averaging 112 mmcf/d.

“Our North Sea production is up 21% over the second quarter of last year.  We have had early drilling success in Norway, a small exploration discovery near Clyde, added new exploration acreage, increased our working interest in the Flotta Catchment area and are progressing towards development of the Tweedsmuir field (formerly J1/J5).

“Production in Malaysia/Vietnam continued to increase, averaging 41,000 boe/d in the quarter.

“Guidance for the year is unchanged at 420,000-450,000 boe/d.  However, we now expect cash flow per share to be in the $7.50-$8.00 range, reflecting higher commodity prices.  This assumes US$37.25/bbl WTI oil prices, US$6.20/mcf NYMEX gas prices and a C$/US$ exchange rate of $0.76 in the second half of the year.

“Over the past year we have stepped up our drilling activity and are getting to a point where virtually all of Talisman’s growth is the result of internally generated opportunities. Following a comprehensive review, we see the potential to do significantly more drilling both in North America and internationally. As a result, we are planning a significant increase to our 2004 capital spending program, details of which will be announced shortly.”

Talisman Second Quarter Summary

•

Talisman’s common shares were split three for one on May 19, 2004 on the TSX.  There are now 384 million common shares issued and outstanding.

•

The Company increased its annual dividend by 12.5% to $0.30/share per annum.

•

Talisman redeemed the remaining US$150 million Junior Subordinated Debentures (TLM PrB).

•

Gas production in North America averaged a record 885 mmcf/d.

•

Drilling success averaged 90% in North America with the completion of 22 oil and 64 gas wells during the quarter.

•

Fortuna Energy Inc., a wholly owned Talisman subsidiary, achieved production rates in excess of 100 mmcf/d in the northeastern United States.  Fortuna also acquired an additional 475,000 acres of land for US$65 million.

•

Talisman Energy (UK) Limited acquired additional interests in the Flotta Catchment Area of the North Sea, increasing its interests in the Claymore field to 72.4% and Piper and associated fields to 80%.

•

The North Tartan development project in the North Sea is well ahead of schedule.

•

A successful exploration well near Clyde is on production at 1,700 bbls/d.

•

The South Tweedsmuir appraisal well at J5 in the Buchan area was successful.

•

The first Gyda sidetrack well in Norway tested at initial rates in excess of 5,000 bbls/d.

•

In Malaysia, the South Angsi development project is on schedule for production start in mid-2005.

•

In Indonesia, proved and probable natural gas reserves at Corridor have been revised upwards from 5.8 tcf to 8.0 tcf (TLM 36%) based on new production and pressure information.

•

The Angostura development in Trinidad is on schedule for an early 2005 production start.

•

Fortuna Exploration LLC successfully bid to acquire 22 leases covering 238,733 gross acres in the northwest section of the National Petroleum Reserve in Alaska.

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EXHITIB 1

Management’s Discussion and Analysis (MD&A)

(July 29, 2004)

This discussion and analysis should be read in conjunction with the Interim Consolidated Financial Statements.  All comparative percentages are between the quarters ended June 30, 2004 and 2003, unless stated otherwise.   All amounts are in Canadian dollars unless otherwise indicated.

Quarterly results summary

	Three months ended		Six months ended
June 30,	2004	2003 (Restated)[4]	2004	2003 (Restated)[4]	2003 Proforma Excluding Sudan operations and gain on sale4&6
Financial (millions of C$ unless otherwise stated)
Cash flow1&3	767	600	1,546	1,445	1,369
Net income[1]	197	202	420	776	436
Exploration and development expenditures	509	492	1,123	947	945
Per common share[5] (dollars)
Cash flow1&3 – Basic	2.00	1.55	4.02	3.72	3.52
– Diluted	1.97	1.53	3.97	3.68	3.46
Net income[2] – Basic	0.50	0.51	1.07	1.97	1.11
– Diluted	0.50	0.50	1.06	1.95	1.10
Production (daily average)
Oil and liquids (bbls/d)	229,579	188,682	229,857	217,864	191,569
Natural gas (mmcf/d)	1,244	1,061	1,240	1,078	1,078
Total mboe/d (6mcf=1boe)	437	365	437	398	371

1.

Amounts are reported prior to preferred security charges of $6 million ($4 million net of tax) for the three months ended June 30, 2004 (2003 - $9 million; $5 million net of tax).

2.

Per common share amounts for net income and diluted net income are reported after preferred security charges.

3.

Cash flow is a non-GAAP measure and represents net income before exploration costs, DD&A, future taxes and other non-cash expenses.

4.

Restatement of prior year to effect retroactive adoption of the new accounting policy on asset retirement obligation as at January 1, 2004.  See note 1 to the Interim Consolidated Financial Statements.

5.

All per share amounts have been retroactively restated to reflect the impact of the Company’s three for one stock split.  See note 2 to the Interim Consolidated Financial Statements.

6.

The pro forma Sudan amounts are non-GAAP measures and exclude the $296 million gain on sale of the Sudan operations and the Sudan results of operations during the period.   These pro forma results have been derived from the information contained in notes 7 and 8 of the Company’s Interim Consolidated Financial Statements.

The Company’s quarterly cash flow was $767 million, a 28% increase over the same period last year.  Net income for the quarter decreased 2% to $197 million, largely because the comparable quarter for last year contained a $133 million future tax recovery due to Canadian tax rate reductions which more than offset the impact of this year’s improved commodity prices and higher production. On a pro forma basis, after removing the gain on sale and the impact of the Sudan operations, cash flow on a year to date basis increased 13% to $1,546 million.  For the same period, net income on a pro forma basis decreased 4% from $436 million to $420 million, largely due to the impact of tax recovery in 2003.  Excluding the impact of the tax rate reductions and Sudan sale from the first six months of 2003 and removing similar tax adjustments from the current year, the year over year variance would be an increase of $68 million.

On March 12, 2003, Talisman completed the sale of its indirectly held interest in the Greater Nile Oil Project in Sudan for net proceeds of $1,012 million and a gain of $296 million.  See note 7 to the Interim Consolidated Financial Statements.

Company Netbacks

	Three months ended		Six months ended
June 30,	2004	2003	2004	2003
Oil and liquids ($/bbl)
Sales price	46.42	35.07	43.78	40.68
Hedging expense (income)	4.31	0.65	3.49	2.06
Royalties	6.71	3.83	6.35	6.49
Transportation	0.87	0.97	0.87	0.85
Operating costs	9.88	9.10	9.57	8.90
	24.65	20.52	23.50	22.38
Natural gas ($/mcf)
Sales price	6.47	6.36	6.30	7.07
Hedging expense (income)	0.12	0.10	0.08	0.18
Royalties	1.31	1.28	1.23	1.34
Transportation	0.26	0.28	0.26	0.29
Operating costs	0.68	0.64	0.65	0.67
	4.10	4.06	4.08	4.59
Total $/boe (6mcf=1boe)
Sales price	42.78	36.56	40.94	41.45
Hedging expense (income)	2.59	0.62	2.06	1.60
Royalties	7.25	5.71	6.84	7.20
Transportation	1.19	1.33	1.19	1.25
Operating costs	7.10	6.53	6.87	6.69
	24.65	22.37	23.98	24.71

Netbacks do not include synthetic oil and pipeline operations.  Additional netback information by major product type and region is included elsewhere in this interim report.

The Company’s average netback for the quarter was $24.65/boe, up 10% from 2003 as higher global oil prices were partially offset by a slightly stronger Canadian dollar in relation to its US counterpart and increased hedging losses, operating costs and royalties on oil.  Approximately $0.30/boe of the increase in operating costs during the current quarter is attributable to the increase in the pound sterling/Canadian dollar exchange rates.

During the current quarter, the Company has retroactively reclassified transportation costs on commodity sales as a separate line in the Consolidated Statements of Income and in the Company’s netbacks.  Previously, these costs had been either netted off against revenue or included as a component of operating costs, depending on the circumstances in the various geographic segments.  See note 1 to the Interim Consolidated Financial Statements for more detail.

Revenue

During the quarter ended June 30, 2004, revenue was $1.6 billion, a 34% increase over 2003, as increases in oil production from international operations and worldwide gas production combined with higher commodity prices more than offset the negative impacts of a stronger Canadian dollar and increased hedging losses.

Production (daily average)	Three months ended		Six months ended
June 30,	2004	2003	2004	2003
Oil and liquids (bbls/d)
North America	56,918	59,743	57,604	60,601
North Sea	125,003	102,274	124,124	105,498
Southeast Asia	35,908	22,899	35,755	22,134
Algeria	11,750	3,766	12,374	3,336
Sudan	-	-	-	26,295
	229,579	188,682	229,857	217,864
Natural gas (mmcf/d)
North America	885	865	879	866
North Sea	103	91	118	114
Southeast Asia	256	105	243	98
	1,244	1,061	1,240	1,078
Total mboe/d (6mcf=1boe)	437	365	437	398

Total Company production during the quarter increased 20%, to 437 mboe per day, highlighted by gas production in Appalachia, which reached a record high of 115 mmcf/d, and averaged 94 mmcf/d for the quarter and Southeast Asia production which increased 95% on a boe basis from last year.

The Company’s average oil and liquids production for the quarter was 230 mbbls/d, up 22% compared to last year.  In the North Sea, oil and liquids production averaged 125,003 bbls/d, up 22,729 bbls/d over 2003, reflecting operating performance, drilling results and asset acquisitions over the past year.  Southeast Asia oil and liquids production in the current quarter averaged 35,908 bbls/d, up 57% from 2003 due to the completion of the Malaysia/Vietnam PM-3 CAA project in the fourth quarter of last year.  Algeria production averaged 11,750 bbls/d, up over 200% from the 3,766 bbls/d in 2003, as a result of the MLN fields, which commenced production during the middle of 2003.  In North America, oil and liquids production of 56,918 bbls/d was down 5% from the same quarter of last year due to natural declines and the Company’s continued focus on natural gas.

Averaging 1.2 bcf/d in the second quarter, natural gas production was 17% above last year, mainly due to Southeast Asia operations where gas production in the Malaysia/Vietnam project started at the end of last year and averaged 119 mmcf/d this quarter.  Indonesia gas sales increased 32 mmcf/d, a 31% increase over last year to a current quarter average of 137 mmcf/d with higher Corridor sales to Caltex and new sales to Singapore.  In North America, natural gas production increased 20 mmcf/d over last year to 885 mmcf/d, as increases in Appalachia of 27 mmcf/d, combined with a 28 mmcf/d increase in Alberta Foothills, more than offset a decrease of 30 mmcf/d due to plant turnarounds in Monkman.  North Sea natural gas production increased 13% during the quarter to 103 mmcf/d, mainly due to a temporary drop in demand last year.

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EXHITIB 1

Prices

	Three months ended		Six months ended
June 30,	2004	2003 [1]	2004	2003 [1]
Oil and liquids ($/bbl)
North America	41.39	33.43	39.45	38.33
North Sea	47.27	35.29	44.43	40.85
Southeast Asia	50.19	38.15	47.16	42.62
Algeria	49.09	35.05	46.74	37.33
Sudan	-	-	-	43.89
	46.42	35.07	43.78	40.68
Natural gas ($/mcf)
North America	7.08	6.63	6.85	7.44
North Sea	5.17	4.30	5.55	4.81
Southeast Asia	4.85	5.86	4.68	6.37
	6.47	6.36	6.30	7.07
Total $/boe (6mcf=1boe)	42.78	36.56	40.94	41.45
Hedging loss (income)-excluded from the above prices Oil and liquids ($/bbl)	4.31	0.65	3.49	2.06
Natural gas ($/mcf)	0.12	0.10	0.08	0.18
Total $/boe (6mcf=1boe)	2.59	0.62	2.06	1.60
Benchmark prices and foreign Exchange rates WTI (US$/bbl)	38.32	28.91	36.73	31.39
Brent (US$/bbl)	35.36	26.03	33.66	28.77
NYMEX (US$/mmbtu)	5.97	5.48	5.83	6.05
AECO (C$/gj)	6.45	6.63	6.36	7.07
US/Canadian dollar exchange rate	0.736	0.715	0.747	0.688
Canadian dollar/pound sterling exchange rate	2.455	2.263	2.440	2.341

 Excludes synthetic oil

1.

During the current quarter, the Company has reclassified transportation costs on a retroactive basis.  Previously, these costs had been partially netted off against realized prices.

During the second quarter, Talisman’s commodity price averaged $42.78/boe, up $6.22/boe or 17% from last year.  Despite OPEC increasing output, concerns continue over world supply due in part to Middle East unrest and uncertainties regarding terrorist activities.  Strong demand, especially in China and the United States, increased the benchmark price of WTI oil by 33% to US$38.32.  Although negatively impacted by a slightly stronger Canadian dollar (US$0.74 vs. US$0.72 in the second quarter of 2003), the Company realized a price of $46.42 /bbl of oil and liquids, up 32% from the same period last year.

North America gas prices rose 7% to $7.08/mcf during the second quarter, but on a year to date basis, gas prices in 2004 were 8% less than prices realized last year.

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For the quarter ended June 30, 2004, Talisman recorded net hedging losses related to commodity based derivative financial instruments of $89 million for oil and liquids ($4.31/bbl) and $13 million for natural gas ($0.12/mcf).  These hedges represented 34% of oil and liquids production and 7% of North America gas production or 20% of total boe production for the quarter.  As of July 1, 2004, the Company has derivative and physical contracts for approximately 22% of its remaining 2004 estimated production (35% of the Company’s oil and liquids production and 11% of North American gas production).  A summary of the contracts outstanding is included in notes 9 and 10 of the December 31, 2003 Consolidated Financial Statements, which have been partially updated in note 5 to the June 30, 2004 Interim Consolidated Financial Statements.

Royalties

	Three months ended June 30
	2004		2003 [1]
	%	$ millions	%	$ millions
North America	20	159	22	157
North Sea	1	8	(2)	(8)
Southeast Asia	37	102	26	35
Algeria	35	18	51	6
	17	287	16	190
	Six months ended June 30
	2004		2003 [1]
	%	$ millions	%	$ millions
North America	20	302	21	338
North Sea	2	17	-	(4)
Southeast Asia	34	177	26	74
Algeria	43	45	51	11
Sudan	-	-	46	97
	17	541	17	516

Excludes synthetic oil

1.

During the current quarter, the Company has reclassified transportation costs on a retroactive basis.  Previously, these costs had been partially netted off against realized prices, impacting the royalty rate which is a percentage of reported prices.

The Company’s royalty expense for the second quarter was $287 million, an average royalty rate of 17%, up from $190 million, an average royalty rate of 16%, in 2003.  The royalty rate increased as a result of higher commodity prices and the impact of an entire quarter of Corridor production after payout of cost recovery pools.  Under the terms of the Corridor PSC, after the Company has recovered its historical capital costs, the Government of Indonesia increases its share of oil, which results in a higher royalty rate.  In addition, Southeast Asia expense increased due to production increases in Malaysia/Vietnam where rates increased to 34% from 30% during the same quarter last year.  The Algeria royalty rate decreased as the operations are currently in profit oil, which increases the Algeria taxes payable while reducing the Company’s effective royalty rate .  The Algerian government’s total take for the quarter including royalties and taxes equaled approximately 51%, similar to 2003 when no current taxes were payable.  The 51% total government take is expected to continue for the next few years.

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Operating Expense

	Three months ended
June 30,	2004		2003
	$/boe	$ millions	$/boe	$ millions
North America	5.31	99	4.69	87
North Sea	11.90	154	10.23	109
Southeast Asia	3.34	23	5.32	20
Algeria	4.75	5	-	-
Sudan	-	-	-	-
	7.10	281	6.53	216
Synthetic oil	20.55	6	31.52	7
Pipeline		12		12
		299		235
	Six months ended
June 30,	2004		2003
	$/boe	$ millions	$/boe	$ millions
North America	5.13	190	4.87	180
North Sea	11.53	299	10.61	237
Southeast Asia	3.27	45	5.84	41
Algeria	3.15	7	3.12	2
Sudan	-	-	3.73	18
	6.87	541	6.69	478
Synthetic oil	19.76	11	26.70	12
Pipeline		25		23
		577		513

During the second quarter, operating expense increased by $64 million to $299 million, with the largest increase in the North Sea.  Unit operating costs averaged $7.10/boe, up from $6.53/boe last year.  North Sea unit operating costs increased $1.67 to $11.90/boe.  Of this increase, $0.85/boe was due to a 9% strengthening of the pound sterling against the Canadian dollar.  A 21% increase in North Sea boe production, due mainly to recent acquisitions, accounted for an additional $22 million over last year.  In North America, unit operating costs increased due to higher processing fees and plant turnarounds.  Unit operating costs in Southeast Asia were down 37% to $3.34/boe due to a full quarter’s operation of the PM3 CAA project in Malaysia/Vietnam.  Algeria operating costs increased due to the startup of the MLN and related satellite fields.

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Depreciation, Depletion and Amortization

	Three months ended
June 30,	2004		2003[1]
	$/boe	$ millions	$/boe	$ millions
North America	10.06	187	9.16	170
North Sea	12.87	167	12.26	131
Southeast Asia	6.76	48	6.52	24
Algeria	6.06	7	7.01	2
	10.27	409	9.84	327
	Six months ended
June 30,	2004		2003[1]
	$/boe	$ millions	$/boe	$ millions
North America	9.78	363	9.07	337
North Sea	12.55	328	12.56	283
Southeast Asia	6.68	93	6.19	43
Algeria	6.07	14	7.39	4
Sudan	-	-	3.98	19
	10.04	798	9.53	686

1.

Restatement of prior year to effect retroactive adoption of the new accounting policy for asset retirement obligation as at January 1, 2004.  See note 1 to the Interim Consolidated Financial Statements.

The 2004 second quarter DD&A expense was $409 million, up 25% from the same quarter of 2003, as an increase in unit DD&A combined with the impact of the higher production, as well as an increase in the North Sea rate related to the stronger pound sterling against the Canadian dollar.  The DD&A rates in North America increased due to the inclusion of costs associated with the US property acquisitions and the Vista Midstream acquisition in 2003.

Other ($ millions except where noted)

June 30,	Three months ended		Six months ended
	2004	2003	2004	2003
G&A ($/boe)	1.03	1.07	1.01	1.03
Dry hole expense	44	42	123	114
Stock-based compensation	64	105	94	105
Transportation	46	44	94	90
Other expense (income)	13	41	16	34
Interest costs capitalized	2	7	5	14
Interest expense	41	32	79	72
Other revenue	21	14	43	37

Dry hole expense for the second quarter of 2004 was $44 million, $30 million of which was incurred in North America and $13 million in the North Sea.  Interest expense increased during the quarter due to the higher average debt level.  Other revenue included $12 million of pipeline and processing revenue.

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Stock-based compensation expense relates to the appreciated value of the Company’s outstanding stock options and cash units at June 30, 2004, which was first expensed during the second quarter of 2003.  The $105 million expensed in 2003 was a catch-up charge for the total value of the stock options and cash units outstanding at the time the options were first expensed.  The $64 million for the current quarter is due to the impact of the appreciation of the Company’s share price on the outstanding stock options and cash units from the beginning of the second quarter ($94 million from the beginning of the year).  The Company’s stock-based compensation expense is based on the difference between the Company’s share price and its stock options or cash units exercise price.

Taxes ($ millions)

June 30,	Three months ended		Six months ended
	2004	2003 [1]	2004	2003 [1]
Current income tax	90	43	141	135
Future income tax (recovery)	8	(142)	23	(51)
Petroleum Revenue Tax	33	17	57	50
	131	(82)	221	134
Effective tax rate	33	(96%)	28	10%

1.

Restatement of prior year to effect retroactive adoption of the new accounting policy for asset retirement obligation as at January 1, 2004.  See note 1 to the Interim Consolidated Financial Statements.

The effective tax rate is expressed as a percentage of pre-tax income adjusted for Petroleum Revenue Tax (PRT), which is deductible in determining taxable income.  The Company’s effective tax rate for the current quarter is higher than in 2003 due to a non-cash future tax recovery of $133 million last year associated with Canadian corporate tax rate reductions.  Excluding these tax rate reductions, the effective tax rate on the Company’s income in the second quarter of 2003 would have been 33%.  In the second quarter of this year, current tax increased to $90 million as operations in the US and Malaysia became taxable as tax pools were depleted due to higher prices and Algerian royalties became current taxes due to the production of profit oil.  In the North Sea, as a result of both higher commodity prices and increased production, both current taxes and PRT increased.

Capital expenditures ($ millions)

	Three months ended		Six months ended
June 30,	2004	2003	2004	2003
North America	347	236	728	872
North Sea	306	142	425	220
Southeast Asia	44	74	97	154
Algeria	1	10	4	25
Sudan	-	-	-	2
Other	77	40	151	58
	775	502	1,405	1,331

Capital expenditures include exploration and development expenditures and net asset acquisitions but exclude administrative capital.

North America capital expenditures for the current quarter include $254 million for exploration and development with the drilling of 64 gas wells and 22 oil wells and $92 million, (US$65 million) for additional asset acquisitions in Appalachia.  Expenditures in the North Sea during the second quarter were comprised of $40 million of exploration spending and development spending of $84 million, in addition to producing assets acquired for $174 million.  The majority of the Southeast Asia spending related to ongoing development drilling including the completion of 12 development wells at PM3 CAA.  In addition, the South Angsi development in Block PM-305 in Malaysia/Vietnam is proceeding.  Other expenditures in the second quarter of 2004 included spending in Trinidad of $59 million.  There have been no significant changes in the Company’s outlook of the major projects underway as discussed in the Outlook for 2004 section of the Company’s December 31, 2003 MD&A.

Long-term debt and liquidity

At year-end, Talisman’s long-term debt (including preferred securities), was $2.6 billion ($2.5 billion, including short-term borrowings, net of cash and cash equivalents).  At June 30, 2004 this amount had decreased to $2.3 billion ($2.4 billion, including short-term borrowings, net of cash and cash equivalents), due to the application of excess operational cash flow.

Talisman’s long-term debt was impacted by the termination of the Company’s long-term debt hedge resulting in the GBP 250 million debt being revalued at current exchange rates.  Prior to 2004, this debt was converted using historical foreign exchange rates contained in the cross currency and interest rate swap hedge contracts.

At June 30, 2004 the Company had drawn down on its bank lines of credit with $543 million in short term borrowings.

At quarter end, debt to debt plus equity, including short-term borrowings, was 36% (33% net of cash and cash equivalents).  For the 12 months ended June 30, 2004, the debt to cash flow ratio was 1.02:1 (0.87:1 net of cash and cash equivalents).

During the first quarter, the Company redeemed one half of its outstanding preferred securities realizing a $16 million gain (net of tax), being the difference between the carrying value and the redemption cost.  In June, the Company redeemed the remaining half of its preferred securities, realizing a $7 million gain (net of tax).  The redemptions were funded from current cash flow and bank borrowings and gains were credited directly to retained earnings.

In March of this year, the Company renewed its normal course issuer bid to permit the purchase of up to 19,204,809 of its common shares, representing 5% of the total number of common shares outstanding at the time of the renewal (on a post share split basis).

In May 2004, the Company implemented a three for one share split of its issued and outstanding common shares.  As at June 30, 2004, there were 384,105,983 common shares outstanding.  All per share statistics included in this report have been restated to reflect this share split.

Asset Retirement Obligations (future site restoration and abandonment liabilities)

The Company has asset retirement obligations related to the estimated costs of future dismantlement, site restoration and abandonment of oil and gas properties, including offshore production platforms, gas plants and facilities.  Effective January 1, 2004, the Company adopted, on a retroactive basis, a new accounting standard that changed the method of accruing for costs associated with the retirement of fixed assets which an entity is legally obligated to incur.  The Company has recorded the fair value of the liability for asset retirement obligations in the period incurred and a corresponding increase in the carrying amount of the related property, plant and equipment asset.  During 2004, this liability increased by $187 million, due mainly to charges associated with the acquisition of assets in the North Sea, as well as the impact of the stronger pound sterling against the Canadian dollar.  See note 1 to the Interim Consolidated Financial Statements for details pertaining to this restatement and the impact on current period results of operations.

Hedge Accounting

The Company has adopted the new CICA accounting guideline on Hedging Relationships (AcG 13), effective January 1, 2004.  This guideline, in addition to supplementing and interpreting existing hedging requirements under Canadian GAAP, established certain new conditions that must be fulfilled before hedge accounting may be applied.

Effective January 1, 2004, the Company’s US dollar cross currency and interest rate swap contracts were no longer designated as hedges of the Eurobond, which resulted in a revaluation of this Eurobond debt and a deferred gain of $17 million.  This is being amortized over the period to 2009.  The swap contracts were terminated in 2004 for cash proceeds of $138 million and resulted in an additional gain of $15 million.  The termination of these contracts did not accelerate recognition of the deferred gain into income.  The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales.

The Company’s long-term debt denominated in UK pounds sterling and Canadian dollars has been designated as hedges of the Company’s net investments in the UK and Canadian self-sustaining operations.  Unrealized foreign exchange gains and losses resulting from the translation of this debt are included in a separate component of shareholders’ equity described as cumulative foreign currency translation.

Summary of Quarterly Results (millions of Cdn. dollars unless otherwise stated)

The following is a summary of quarterly results of the Company for the eight most recently completed quarters.

	Three months ended
	2004		2003				2002
	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30

Total revenue [1]	1,337	1,261	1,128	1,078	1,023	1,370	1,274	1,141
Net income [2,3]	197	223	108	128	202	574	177	146
Per common share amounts [4] (Cdn. dollars)
Net income [2,3]	0.50	0.57	0.27	0.32	0.51	1.46	0.43	0.35
Diluted net income [2,3]	0.50	0.56	0.26	0.31	0.50	1.45	0.42	0.34

1.

Revenue has been reclassified to conform to the method of presentation adopted during the second quarter of 2004, disclosing transportation costs as a separate item.  Previously, these costs had been partially netted off against revenue.

2.

Net income and net income before discontinued operations and extraordinary items are the same.

3.

Prior years have been restated to effect retroactive adoption of the new accounting policy on asset retirement obligation as at January 1, 2004.

4.

All per share amounts have been retroactively restated to reflect the impact of the Company’s three-for-one stock split as of the second quarter of 2004.

The following discussion highlights some of the more significant factors that impacted the results in the eight most recently completed quarters as at June 30, 2004.

In the first two quarters of 2004, revenue continued to rise due to increases in both commodity prices and production.  These factors combined with the benefit of tax rate reductions to increase net income in the first quarter of 2004 over the last quarter of 2003.  A higher charge for stock-based compensation and reduced tax rate reductions resulted in a slight drop in net income during the second quarter of 2004 from the previous quarter.

In the first quarter of 2003, the gain on the sale of the Sudan operations increased net income by $296 million.  The sale of these operations contributed to the drop in revenues during the following three quarters of 2003 which was partially offset by production increases in other areas and continued high commodity prices.  Net income during the second quarter of 2003 was increased $160 million due to a reduction in the Canadian federal and provincial tax rates.  The Company began recording stock-based compensation in the second quarter of 2003.  The second quarter’s net income was reduced by a $105 million ($70 million after tax) catch-up expense relating to outstanding stock options.  The third and fourth quarter of 2003 included an additional $80 million ($50 million after tax) of stock-based compensation expense.

Total revenue and net income increased during the third and fourth quarters of 2002 due to higher commodity prices.

Non-GAAP financial measures

Included in the MD&A are references to terms commonly used in the oil and gas industry such as cash flow and cash flow per share.  These terms are not defined by Generally Accepted Accounting Principles in either Canada or the US.  Consequently, these are referred to as non-GAAP measures.  Cash flow, as commonly used in the oil and gas industry, appears as a separate caption on the Company’s cash flow statement and represents net income before exploration costs, DD&A, future taxes and other non-cash expenses.  Cash flow is used by the Company to assess operating results between years and between peer companies with different accounting policies.  Our reported results may not be comparable to similarly titled measures by other companies.  Cash flow should not be considered an alternative to, or more meaningful than, cash provided by operating, investing and financing activities or net income as determined in accordance with Canadian GAAP as an indicator of the Company’s performance or liquidity.  Cash flow per share is cash flow divided by the average number of common shares outstanding during the period.

Sudan pro forma amounts are also non-GAAP measures. More information about Sudan pro forma amounts is included in note 7 to the Interim Consolidated Financial Statements.  In addition, the following measures are non-GAAP:  long-term debt including preferred securities; debt to debt plus equity where debt includes short-term borrowings and is net of cash and cash equivalents; debt to cash flow; debt, net of cash and cash equivalents, to cash flow.

#

EXHITIB 1

Exploration and Operations Review

North America

Total production in North America was 204,366 boe/d in the second quarter. Gas production during the second quarter averaged 885 mmcf/d, 2.3% higher than second quarter 2003, and 1.5% higher than the first quarter 2004.  Liquids production at 56,918 bbls/d was relatively unchanged from the last quarter and down 5% over the same period last year.  This decrease in liquids production is in line with expectations, reflecting the Company’s emphasis on natural gas exploration and development.

During the quarter, Talisman participated in 96 gross wells (55 operated) resulting in a total of 64 gas and 22 oil wells for an average success rate of 90%.  Included in the 96 wells were 34 exploration wells, which resulted in 24 gas and five oil wells.

Central Alberta Foothills continues to achieve production records. Natural gas production in the second quarter averaged 153 mmcf/d, a 23% increase over the same period last year and 2% over the previous quarter.  Southern Alberta Foothills gas production continues to increase, averaging 20 mmcf/d, a 7% increase over first quarter 2004 and 120% over second quarter 2003.

In Appalachia, two successful Trenton-Black River gas wells were drilled in the second quarter.  Fortuna SRA3 #1 tested at 19 mmcf/d and Moss tested at 15 mmcf/d. These wells should be tied in during the third quarter.  Daily production averaged 94 mmcf/d for the quarter, 81% higher than the first quarter of 2004 and a 40% increase over the same quarter last year. The area is currently producing about 112 mmcf/d.

Talisman’s wholly owned subsidiary, Fortuna Energy Inc., acquired all of Belden & Blake’s Trenton-Black River Appalachian assets in June for US$65 million.  The 475,000 gross acres of Trenton-Black River rights acquired in the transaction are located in Pennsylvania, Ohio and West Virginia with the majority adjacent to Fortuna’s holdings in New York. To date, Fortuna has identified over 25 drilling locations and additional locations are expected pending technical review of the new properties. Included in the acquisition is 4-5 mmcf/d of production (net Fortuna), which is expected to increase to 8-10 mmcf/d by the end of the third quarter as new wells are completed and tied in.

During the second quarter, the Edson area produced 239 mmcfe/d, a slight increase over last quarter and an increase of 5% over the same period last year. Bigstone/Wild River’s quarterly production of 108 mmcfe/d continues to show growth, increasing 11% over second quarter last year and 8% over the previous quarter. In April, Bigstone/Wild River attained a new monthly record of 105 mmcfe/d.

During the second quarter, Talisman started construction on a $21 million, 10-megawatt co-generation facility at its Edson natural gas plant. This co-generation plant will reduce the amount of natural gas needed to operate the processing plant by 700 mcf/d, while producing two megawatts of excess power to be sold into the electrical grid. In addition, the project will reduce direct carbon emissions by 22,000 tonnes per year.  This is the first co-generation facility at a sour gas plant in Alberta and the first retrofit of an existing gas plant to co-generation.

Unscheduled third-party infrastructure down time during the second quarter resulted in lower than anticipated production in the Deep Basin area.  Quarterly production averaged 55 mmcf/d of gas and 1,708 bbls/d of liquids for a total of 65 mmcfe/d. While this represents a 14% increase over second quarter 2003, it is a 17% decrease from the previous quarter.  Infrastructure issues have been resolved and weekly production in this area has increased to 85 mmcfe/d currently.

Chauvin continues its successful drilling program with 100% success rate in 12 wells drilled to date in 2004. Second quarter production was 18,750 boe/d, a 5% increase over the same quarter last year and a 2% increase over last quarter.

North Sea

Production averaged 142,000 boe/d in the second quarter, a 21% increase from the same quarter of 2003 and relatively unchanged from the first quarter, despite the start of summer turnarounds, which will continue in the third quarter.

Talisman Energy (UK) Limited, a wholly owned subsidiary of the Company, acquired additional interests in the Flotta Catchment Area, increasing its ownership in the Claymore field to 72.478% and in Piper and associated fields to 80%.  The acquisition added approximately 44 mmbbls of proved plus probable reserves (27 mmbbls proved reserves).  Production from these assets was booked from May 1.

The North Tartan development project continues to progress with production expected to start in August, well ahead of plan.

In the Buchan area, the South Tweedsmuir appraisal well at J5 was successful.  The Tweedsmuir development project is progressing towards final development approval by all stakeholders.

Near Clyde, the Delta exploration well was successful and is on production at 1,700 bbls/d.

The first Gyda sidetrack well in Norway was successful, testing at an initial rate in excess of 5,000 bbls/d.

Malaysia/Vietnam

Production averaged 41,000 boe/d in the second quarter, compared to 37,000 boe/d for the first quarter of 2004.

Drilling continued at the PM-3 CAA development with completion of 12 successful wells during the quarter.  Further commissioning of water injection facilities is underway.

The South Angsi development project is proceeding on schedule for first oil in mid-2005.

Acquisition of 1,100 square kilometres of seismic commenced early in July on the recently acquired PM-314 Block, adjacent to the Company’s PM-305 Block.

Indonesia

Production averaged 37,000 boe/d in the second quarter, which was on plan.

At Corridor, additional production and pressure data resulted in an upwards reserves revision. As of May 31, 2004, proved and probable gas reserves were increased from 5.8 tcf to 8.0 tcf (Talisman36%).  Negotiations continued, albeit slowly, to sell 2.4 tcf of Corridor gas to PLN (the Indonesian national power company). An alternate set of negotiations to sell a similar volume of gas to PGN (Indonesian national gas transmission and distribution company) for end use in the West Java industrial markets, started in June and is proceeding satisfactorily.

Algeria

Production averaged 11,700 boe/d in the second quarter, compared to 13,000 boe/d in the first quarter.  Production in the quarter was restricted as a result of extensive repairs required on the gas injection compressor. These were completed satisfactorily during the quarter.  One development well was completed in the quarter at MLN.

Trinidad

Development of the Angostura oil and gas field is continuing on schedule for production startup in early 2005.  All wellhead towers and the production jacket have been installed and the processing facilities are expected to be shipped to the field in the third quarter.  Pipe lay of the oil export pipeline is underway. Two gas injection wells and five production wells have been completed and tested to date with one dry hole.

Colombia

The highly prospective Tangara well was spud in early July. This is expected to reach total depth early in 2005.

Alaska

Fortuna Exploration LLC, a subsidiary of the Company, successfully bid to increase its holdings in the National Petroleum Reserve in Alaska through the acquisition of 22 leases covering 238,733 gross acres.

Qatar

In Qatar, planning is underway for seismic acquisition covering Block 10 to commence in the third quarter.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  The Company is a participant in the United Nations Global Compact, a voluntary initiative that brings together companies, governments, civil society and other groups to advance human rights, labour and environmental principles. Talisman's shares are listed on the Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Corporate and Investor Communications

Phone:

(403) 237-1196

Fax:

(403) 237-1210

E-mail:

tlm@talisman-energy.com

Website:

www.talisman-energy.com

#

EXHITIB 1

Forward-looking Statements

This interim report contains statements about future production and cash flows, business plans for drilling, exploration and development, planned repayment of debt, estimated future commodity prices and exchange rates, the expected benefits of a co-generation plant, a planned seismic acquisition, or other expectations, beliefs, plans, goals, objectives, assumptions and statements about future events or performance that constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information as contemplated by

Canadian Securities regulators’ Form 51-102F1 (collectively “forward looking statements”).

Statements concerning oil and gas reserves contained in this report may be deemed to be forward-looking statements as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. These risks and uncertainties include:

•

the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas and market demand;

•

risks and uncertainties involving geology of oil and gas deposits;

•

the uncertainty of reserves estimates and reserves life;

•

the uncertainty of estimates and projections relating to production, costs and expenses;

•

potential delays or changes in plans with respect to exploration or development projects or capital expenditures;

•

fluctuations in oil and gas prices, foreign currency exchange rates and interest rates;

•

health, safety and environmental risks;

•

uncertainties as to the availability and cost of financing;

•

uncertainties related to the litigation process, such as possible discovery of new evidence or acceptance of novel legal theories and the difficulties in predicting the decisions of judges and juries;

•

risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action);

•

general economic conditions;

•

the effect of acts of, or actions against international terrorism; and

•

the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

We caution that the foregoing list of risks and uncertainties is not exhaustive. Additional information on these and other factors, which could affect the Company's operations or financial results, are included in the Company's Annual Report under the headings "Management's Discussion and Analysis- Risks and Uncertainties", "- Liquidity and Capital Resources", and "- Outlook for 2004", as well as in the Company's other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Advisory – Reserves Data and Other Oil and Gas Information

Talisman’s disclosure of reserves data and other oil and gas information is made in reliance on an exemption granted to Talisman by Canadian securities regulatory authorities, which permits Talisman to provide disclosure in accordance with US disclosure requirements.  The information provided by Talisman may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 (NI 51-101).  Talisman's proved reserves have been calculated using the standards contained in Regulation S-X of the U.S. Securities and Exchange Commission. Probable reserves have been calculated using the definition for probable reserves set out by the Society of Petroleum Engineers/World Petroleum Congress ("SPE/WPC").  Further information about the differences between the U.S. requirements and the NI 51-101 requirements is set forth under the heading "Note Regarding Reserves Data and Other Oil and Gas Information" in Talisman's Annual Information Form.

The exemption granted to Talisman also permits it to disclose internally evaluated reserves data. While Talisman annually obtains an independent audit of a portion of its reserves, no independent reserves evaluator or auditor was involved in the preparation of the reserves data disclosed in this report.

At Corridor, in Indonesia additional production and pressure data resulted in an upwards reserves revision. As of May 31, 2004, proved plus probable gas reserves were increased from 5.8 tcf to 8.0 tcf (Talisman 36%). Proved gas reserves remained the same at 1.0 tcf net to Talisman. In Indonesia, corresponding net Talisman reserves are 1.0 tcf proved and have subsequently increased to 2.9 tcf proved plus probable.

Throughout this interim report, Talisman makes reference to production volumes. Where not otherwise indicated, such production volumes are stated on a gross basis, which means they are stated prior to the deduction of royalties and similar payments. In the U.S., net production volumes are reported after the deduction of these amounts.

You may read any document Talisman furnishes to the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Meridian Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Throughout this report, the calculation of barrels of oil equivalent (boe) is calculated at a conversion rate of six thousand cubic feet (mcf) of natural gas for one barrel of oil and is based on an energy equivalence conversion method. Boes may be misleading, particularly if used in isolation. A boe conversion ration of 6 mcf:1 bbl is based on an energy equivalence conversion method primarily applicable at the burner tip and does not represent a value equivalence at the wellhead.

21-04

#

Talisman Energy Inc.
Highlights

	Three months ended		Six months ended
	June 30		June 30
	2004	2003	2004	2003
Financial		(restated)		(restated)
(millions of Canadian dollars unless otherwise stated)
Cash flow	767	600	1,546	1,445
Net income	197	202	420	776
Exploration and development expenditures	509	492	1,123	947
Per common share (dollars)
Cash flow (1)	2.00	1.55	4.02	3.72
Net income (2)	0.50	0.51	1.07	1.97
Production
(daily average)
Oil and liquids (bbls/d)
North America	54,024	57,302	54,632	58,087
North Sea	125,003	102,274	124,124	105,498
Southeast Asia	35,908	22,899	35,755	22,134
Algeria	11,750	3,766	12,374	3,336
Sudan	-	-	-	26,295
Synthetic oil	2,894	2,441	2,972	2,514
Total oil and liquids	229,579	188,682	229,857	217,864
Natural gas (mmcf/d)
North America	885	865	879	866
North Sea	103	91	118	114
Southeast Asia	256	105	243	98
Total natural gas	1,244	1,061	1,240	1,078
Total mboe/d	437	365	437	398
Prices (3)
Oil and liquids ($/bbl)
North America	41.39	33.43	39.45	38.33
North Sea	47.27	35.29	44.43	40.85
Southeast Asia	50.19	38.15	47.16	42.62
Algeria	49.09	35.05	46.74	37.33
Sudan	-	-	-	43.89
Crude oil and natural gas liquids	46.42	35.07	43.78	40.68
Synthetic oil	50.55	46.24	47.14	46.71
Total oil and liquids	46.47	35.21	43.83	40.74
Natural gas ($/mcf)
North America	7.08	6.63	6.85	7.44
North Sea	5.17	4.30	5.55	4.81
Southeast Asia	4.85	5.86	4.68	6.37
Total natural gas	6.47	6.36	6.30	7.07
Total ($/boe) (includes synthetic)	42.83	36.63	40.98	41.49

(1) Cash flow per common share is calculated before deducting preferred security charges.
(2) Net income per common share is calculated after deducting preferred security charges.
(3) Prices are before hedging.

I:\CORPORAT\FILINGS\EDGARLINK\2004 Filings\July\TLM2QResults.doc

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Talisman Energy Inc.
Additional Information for US Readers
Product Netbacks
		Three months ended		Six months ended
		June 30		June 30
(US$ - production net of royalties)		2004	2003	2004	2003
North	Oil and liquids (US$/bbl)
America	Sales price	30.43	23.99	29.45	26.45
	Hedging (gain)	4.46	1.13	3.67	2.46
	Transportation	0.44	0.45	0.46	0.41
	Operating costs	6.19	5.25	5.90	5.29
		19.34	17.16	19.42	18.29
	Natural gas (US$/mcf)
	Sales price	5.21	4.78	5.12	5.16
	Hedging (gain)	0.15	0.12	0.11	0.20
	Transportation	0.19	0.20	0.19	0.19
	Operating costs	0.74	0.66	0.74	0.65
		4.13	3.80	4.08	4.12
North Sea	Oil and liquids (US$/bbl)
	Sales price	34.74	25.25	33.14	28.09
	Hedging (gain)	4.27	0.10	3.47	1.35
	Transportation	0.83	0.92	0.83	0.89
	Operating costs	9.74	8.09	9.76	8.30
		19.90	16.14	19.08	17.55
	Natural gas (US$/mcf)
	Sales price	3.80	3.07	4.16	3.31
	Hedging (gain)	-	-	-	-
	Transportation	0.24	0.25	0.28	0.25
	Operating costs	0.44	0.13	0.33	0.25
		3.12	2.69	3.55	2.81
Southeast Asia (1)	Oil and liquids (US$/bbl)
	Sales price	36.89	27.44	35.19	29.50
	Hedging (gain)	-	1.55	-	3.15
	Transportation	0.37	0.56	0.35	0.56
	Operating costs	6.94	8.74	6.51	8.91
		29.58	16.59	28.33	16.88
	Natural gas (US$/mcf)
	Sales price	3.57	4.22	3.49	4.41
	Hedging (gain)	-	-	-	-
	Transportation	0.46	0.61	0.43	0.61
	Operating costs	0.30	0.37	0.28	0.41
		2.81	3.24	2.78	3.39
Algeria	Oil (US$/bbl)
	Sales price	36.02	25.06	34.89	25.67
	Hedging (gain)	-	1.86	-	3.66
	Transportation	2.07	2.78	2.38	2.65
	Operating costs	5.32	3.22	4.11	4.35
		28.63	17.20	28.40	15.01
Sudan	Oil (US$/bbl)
	Sales price	-	-	-	30.18
	Hedging (gain)	-	-	-	-
	Operating costs	-	-	-	4.78
		-	-	-	25.40
Talisman Energy Inc.
Additional Information for US Readers
Product Netbacks (Continued)

		Three months ended		Six months ended
		June 30		June 30
(US$ - production net of royalties)		2004	2003	2004	2003

Total Company	Oil and liquids (US$/bbl)
	Sales price	34.12	25.11	32.67	27.90
	Hedging (gain)	3.70	0.52	3.02	1.68
	Transportation	0.74	0.78	0.76	0.69
	Operating costs	8.49	7.34	8.35	7.25
		21.19	16.47	20.54	18.28
	Natural gas (US$/mcf)
	Sales price	4.75	4.54	4.71	4.85
	Hedging (gain)	0.11	0.09	0.07	0.15
	Transportation	0.24	0.26	0.24	0.25
	Operating costs	0.63	0.57	0.61	0.56
		3.77	3.62	3.79	3.89

(1) Includes operations in Indonesia and Malaysia/Vietnam.
Netbacks do not include synthetic oil or pipeline operations.

I:\CORPORAT\FILINGS\EDGARLINK\2004 Filings\July\TLM2QResults.doc

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I:\CORPORAT\FILINGS\EDGARLINK\2004 Filings\July\TLM2QResults.doc

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Talisman Energy Inc.
Product Netbacks

		Three months ended		Six months ended
		June 30		June 30
(C$ - production before royalties)		2004	2003	2004	2003
North	Oil and liquids ($/bbl)
America	Sales price	41.39	33.43	39.45	38.33
	Hedging (gain)	4.81	1.26	3.93	2.83
	Royalties	8.52	6.50	8.04	7.90
	Transportation	0.48	0.51	0.49	0.46
	Operating costs	6.67	5.89	6.28	6.08
		20.91	19.27	20.71	21.06
	Natural gas ($/mcf)
	Sales price	7.08	6.63	6.85	7.44
	Hedging (gain)	0.16	0.12	0.11	0.22
	Royalties	1.44	1.54	1.38	1.61
	Transportation	0.20	0.22	0.20	0.22
	Operating costs	0.80	0.70	0.78	0.73
		4.48	4.05	4.38	4.66
North Sea	Oil and liquids ($/bbl)
	Sales price	47.27	35.29	44.43	40.85
	Hedging (gain)	5.74	0.14	4.65	1.98
	Royalties	0.60	(0.89)	0.36	(0.39)
	Transportation	1.11	1.31	1.11	1.31
	Operating costs	13.07	11.60	12.97	12.18
		26.75	23.13	25.34	25.77
	Natural gas ($/mcf)
	Sales price	5.17	4.30	5.55	4.81
	Hedging (gain)	-	-	-	-
	Royalties	0.13	0.04	0.43	0.16
	Transportation	0.31	0.34	0.34	0.36
	Operating costs	0.58	0.18	0.41	0.34
		4.15	3.74	4.37	3.95
Southeast Asia (1)	Oil and liquids ($/bbl)
	Sales price	50.19	38.15	47.16	42.62
	Hedging (gain)	-	1.26	-	2.72
	Royalties	21.77	15.86	19.80	17.23
	Transportation	0.28	0.44	0.27	0.48
	Operating costs	5.30	7.12	5.04	7.66
		22.84	13.47	22.05	14.53
	Natural gas ($/mcf)
	Sales price	4.85	5.86	4.68	6.37
	Hedging (gain)	-	-	-	-
	Royalties	1.33	0.27	1.08	0.30
	Transportation	0.43	0.81	0.43	0.84
	Operating costs	0.28	0.49	0.28	0.56
		2.81	4.29	2.89	4.67

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Talisman Energy Inc.
Product Netbacks (Continued)

		Three months ended		Six months ended
		June 30		June 30
(C$ - production before royalties)		2004	2003	2004	2003
Algeria	Oil ($/bbl)
	Sales price	49.09	35.05	46.74	37.33
	Hedging (gain)	-	1.26	-	2.62
	Royalties	17.34	18.04	20.10	18.96
	Transportation	1.84	1.88	1.82	1.89
	Operating costs	4.75	2.19	3.15	3.12
		25.16	11.68	21.67	10.74
Sudan	Oil ($/bbl)
	Sales price	-	-	-	43.89
	Hedging (gain)	-	-	-	-
	Royalties	-	-	-	20.34
	Operating costs	-	-	-	3.73
		-	-	-	19.82
Total Company	Oil and liquids ($/bbl)
	Sales price	46.42	35.07	43.78	40.68
	Hedging (gain)	4.31	0.65	3.49	2.06
	Royalties	6.71	3.83	6.35	6.49
	Transportation	0.87	0.97	0.87	0.85
	Operating costs	9.88	9.10	9.57	8.90
		24.65	20.52	23.50	22.38
	Natural gas ($/mcf)
	Sales price	6.47	6.36	6.30	7.07
	Hedging (gain)	0.12	0.10	0.08	0.18
	Royalties	1.31	1.28	1.23	1.34
	Transportation	0.26	0.28	0.26	0.29
	Operating costs	0.68	0.64	0.65	0.67
		4.10	4.06	4.08	4.59

(1) Includes operations in Indonesia and Malaysia/Vietnam.
Netbacks do not include synthetic oil or pipeline operations.

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Talisman Energy Inc.
Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
Operating		(note 1)		(note 1)
Net income	197	202	420	776
Items not involving current cash flow (note 6)	518	356	1,030	578
Exploration	52	42	96	91
Cash flow	767	600	1,546	1,445
Deferred gain on unwound hedges	-	(2)	-	(5)
Changes in non-cash working capital	35	78	170	2
Cash provided by operating activities	802	676	1,716	1,442
Investing
Proceeds on sale of Sudan operations	-	-	-	1,012
Capital expenditures
Exploration, development and corporate	(517)	(505)	(1,138)	(966)
Acquisitions	(279)	(14)	(300)	(398)
Proceeds of resource property dispositions	-	4	4	14
Investments	-	(2)	-	(3)
Changes in non-cash working capital	(130)	23	(134)	(15)
Cash used in investing activities	(926)	(494)	(1,568)	(356)
Financing
Long-term debt repaid	(34)	(180)	(34)	(737)
Long-term debt issued	-	-	-	292
Short-term borrowings	555	-	555	-
Common shares issued (purchased)	-	2	2	(114)
Common share dividends	(58)	(39)	(58)	(39)
Preferred securities redeemed	(205)	-	(402)	-
Preferred security charges	(6)	(9)	(15)	(19)
Deferred credits and other	12	-	162	18
Changes in non-cash working capital	(3)	-	(6)	-
Cash provided by (used in) financing activities	261	(226)	204	(599)
Effect of translation on foreign currency cash	(6)	(26)	(9)	(26)
Net (decrease) increase in cash and cash equivalents	131	(70)	343	461
Cash and cash equivalents, beginning of period	310	558	98	27
Cash and cash equivalents, end of period	441	488	441	488

See accompanying notes.
Interim statements are not independently audited.

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Talisman Energy Inc.
Consolidated Statements of Income

	Three months ended		Six months ended
(millions of Canadian dollars	June 30		June 30
except per share amounts)	2004	2003	2004	2003
		(restated)		(restated)
Revenue		(note 1)		(note 1)
Gross sales	1,603	1,199	3,096	2,872
Less royalties	287	190	541	516
Net sales	1,316	1,009	2,555	2,356
Other	21	14	43	37
Total revenue	1,337	1,023	2,598	2,393

Expenses
Operating	299	235	577	513
Transportation	46	44	94	90
General and administrative	41	35	80	74
Depreciation, depletion and amortization	409	327	798	686
Dry hole	44	42	123	114
Exploration	52	42	96	91
Interest	41	32	79	72
Stock-based compensation	64	105	94	105
Other	13	41	16	34
Total expenses	1,009	903	1,957	1,779
Gain on sale of Sudan operations (note 7)	-	-	-	296
Income before taxes	328	120	641	910
Taxes
Current income tax	90	43	141	135
Future income tax (recovery)	8	(142)	23	(51)
Petroleum revenue tax	33	17	57	50
	131	(82)	221	134
Net income	197	202	420	776
Preferred security charges, net of tax	4	5	9	11
Net income available to common shareholders	193	197	411	765

Per common share (dollars)
Net income	0.50	0.51	1.07	1.97
Diluted net income	0.50	0.50	1.06	1.95
Average number of common shares outstanding (millions)
Basic	384	387	384	388
Diluted	390	392	390	393

See accompanying notes.
Interim statements are not independently audited.

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Consolidated Statements of Retained Earnings

	Three months ended		Six months ended
	June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003
		(restated)		(restated)
		(note 1)		(note 1)
Retained earnings, beginning of period	2,137	1,637	1,903	1,141
Net income	197	202	420	776
Common share dividends	(58)	(39)	(58)	(39)
Purchase of common shares	-	(2)	-	(74)
Redemption of preferred securities, net of tax	7	-	23	-
Preferred security charges, net of tax	(4)	(5)	(9)	(11)
Retained earnings, end of period	2,279	1,793	2,279	1,793

See accompanying notes.
Interim statements are not independently audited.

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Talisman Energy Inc.
Consolidated Balance Sheets

	June 30	December 31
(millions of Canadian dollars)	2004	2003
Assets		(restated)
Current		(note 1)
Cash and cash equivalents	441	98
Accounts receivable	802	760
Inventories	91	100
Prepaid expenses	11	17
	1,345	975

Accrued employee pension benefit asset	62	63
Other assets	75	76
Goodwill	479	473
Property, plant and equipment	11,046	10,193
	11,662	10,805
Total assets	13,007	11,780

Liabilities
Current
Accounts payable and accrued liabilities	1,040	1,064
Income and other taxes payable	267	154
Short-term borrowings	543	-
	1,850	1,218

Deferred credits	110	57
Asset retirement obligation (note 1)	1,355	1,157
Long-term debt (note 4)	2,347	2,203
Future income taxes	2,288	2,127
	6,100	5,544

Shareholders' equity
Preferred securities (note 2)	-	431
Common shares (note 2)	2,727	2,725
Contributed surplus	73	73
Cumulative foreign currency translation	(22)	(114)
Retained earnings	2,279	1,903
	5,057	5,018
Total liabilities and shareholders' equity	13,007	11,780

See accompanying notes.
Interim statements are not independently audited.

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Talisman Energy Inc.
Consolidated Financial Ratios
June 30, 2004

The following financial ratios are provided in connection with the Company's shelf prospectus, filed with
Canadian and US securities regulatory authorities, and are based on the Company's consolidated financial statements that are prepared in accordance with accounting principles generally accepted in Canada.

The asset coverage ratios are calculated as at June 30, 2004.
The interest coverage ratios are for the 12 month period then ended.

	Preferred	Preferred
	Securities	Securities
	as equity (5)	as debt (6)
Interest coverage (times)
Income (1)	6.65	5.51
Cash flow (2)	20.12	16.66
Asset coverage (times)
Before deduction of future income taxes and deferred credits (3)	4.05	4.05
After deduction of future income taxes and deferred credits (4)	2.75	2.75

(1) Net income plus income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(2) Cash flow plus current income taxes and interest expense; divided by the sum of interest expense and capitalized interest.
(3) Total assets minus current liabilities excluding short term borrowings; divided by the sum of short term borrowings and long-term debt.
(4) Total assets minus current liabilities and long-term liabilities excluding short term borrowings and long-term debt;
divided by the sum of short term borrowings and long-term debt.
(5) The Company's preferred securities are classified as equity and the related charges have been excluded from interest expense.
(6) Reflects adjusted ratios had the preferred securities been treated as debt and the related charges been included in interest expense.

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NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(tabular amounts in millions of Canadian dollars (“$”) except as noted)

The Interim Consolidated Financial Statements of Talisman Energy Inc. (“Talisman” or the “Company”) have been prepared by management in accordance with Canadian generally accepted accounting principles.  Certain information and disclosures normally required to be included in notes to annual consolidated financial statements have been condensed or omitted.  The Interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto in Talisman’s Annual Report for the year ended December 31, 2003.

1.  Significant Accounting Policies

The Interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the Consolidated Financial Statements for the year ended December 31, 2003 except for the following:

1a) Asset Retirement Obligation

Effective January 1, 2004 the Company retroactively adopted the Canadian Institute of Chartered Accountants (“CICA”) new standard for accounting for asset retirement obligations (ARO).  This standard requires that the fair value of the statutory, contractual or legal obligation associated with the retirement and reclamation of tangible long-lived assets be recorded when the related assets are put into use, with a corresponding increase to the carrying amount of the related assets. This corresponding increase to capitalized costs is amortized to earnings on a basis consistent with depreciation, depletion, and amortization of the underlying assets.  Subsequent changes in the estimated fair value of the asset retirement obligations are capitalized and amortized over the remaining useful life of the underlying asset.

The asset retirement obligation liabilities are carried on the consolidated balance sheet at their discounted present value and are accreted over time for the change in their present value, with this accretion charge included in depreciation, depletion and amortization.

The adjustment required to the December 31, 2003 consolidated balance sheet to implement this change in accounting is as follows:

	As previously reported	Adjustments	As restated
Property, plant and equipment	9,778	415	10,193
Provision for future site restoration/ARO	840	317	1,157
Future income taxes	2,088	39	2,127
Retained earnings	1,844	59	1,903

The adjustment to the consolidated income statement for the 3 months ended June 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	329	(2)	327
Future income tax recovery	(143)	1	(142)
Net income	201	1	202

Per common share (Canadian dollars)
Net income	.51	0.00	.51
Diluted net income	.50	0.00	.50

The adjustment to the consolidated income statement for the 6 months ended June 30, 2003 is as follows:

	As previously reported	Adjustments	As restated
Depletion, depreciation and amortization	690	(4)	686
Future income tax recovery	(53)	2	(51)
Net income	774	2	776

Per common share (Canadian dollars)
Net income	1.97	0.00	1.97
Diluted net income	1.94	0.01	1.95

The change in accounting for ARO did not significantly affect earnings for the three or six months ended June 30, 2004. Total accretion for the six months ended June 30, 2004 of $36 million (2003 - $29 million) has been included in depreciation, depletion and amortization. At June 30, 2004 the estimated total undiscounted asset retirement obligation was $2.0 billion.  These obligations will be settled based on the useful lives of the underlying assets, the majority of which are expected to be settled within the next 25 years.  The asset retirement obligation has been discounted using a credit-adjusted risk free rate of 5.5 percent.  No amount of market risk premium has been included in the estimate of the Company’s ARO liability as management does not believe there to be sufficient evidence in the oil and gas industry to estimate any such market premium.

During the first six months of 2004, the Company’s asset retirement obligation changed as follows:

ARO liability at January 1, 2004[1]	1,177
Liabilities incurred during period	107
Liabilities settled during period	(9)
Accretion expense	36
Foreign currency translation	53
ARO liability at June 30, 2004[1]	1,364

1    Included in January 1, 2004 and June 30, 2004 liabilities are $20 million and $9 million respectively of short-term reclamation costs recorded in accounts payable on the balance sheet for a net ARO liability of $1,157 and $1,355 respectively.

1b) Hedging

The CICA has issued a new accounting guideline on Hedging Relationships  (AcG 13), which is effective for 2004.  This guideline, in addition to supplementing and interpreting existing hedging requirements under Canadian GAAP, establishes certain other conditions required before hedge accounting may be applied.  Effective January 1, 2004, the Company’s US dollar cross currency swap contracts and interest rate swap contracts are no longer designated as hedges of the Eurobond.  These contracts were subsequently terminated in 2004 for proceeds of $138 million.  As a result of these contracts no longer hedging the Eurobond debt, on January 1, 2004, the Company recorded a deferred gain of $17 million.  Subsequently, the debt has been revalued based on the June 30, 2004 exchange rate, resulting in an increase to long-term debt of $136 million.  The unrealized gain of $17 million will be deferred and amortized over the period to 2009, the original term of the contracts.  The termination of these contracts does not accelerate the recognition of the deferred gain into income.  This accounting guideline has not impacted the Company’s accounting for its commodity price derivative contracts that have been designated as hedges of anticipated future commodity sales.

The Company’s long-term debt denominated in UK pounds sterling and Canadian dollars have been designated as hedges of the Company’s net investments in the UK and Canadian self-sustaining operations.   Unrealized foreign exchange gains and losses resulting from the translation of this debt are deferred and included in a separate component of shareholders’ equity described as cumulative foreign currency translation.

1c) Transportation Expenses

During the current quarter, the Company has reclassified transportation expenses on a retroactive basis.  Previously, these costs had been either netted off against revenue or included as a component of operating expenses, depending on the circumstances in the various geographic segments. On a year to date basis as at June 30, 2004 $94 million in transportation expenses have been reclassified representing $33 million in decreased operating expenses and $61 million of increased revenue (2003, transportation expenses of $90 million, $30 million of operating expenses and $60 million of revenue).

2.  Share Capital

Talisman’s authorized share capital consists of an unlimited number of common shares without nominal or par value and first and second preferred shares.  No preferred shares have been issued.

Continuity of common shares (year to date)	2004
	Shares	Amount
Balance at January 1,	383,996,183	$2,725
Issued upon exercise of stock options	109,800	2
Balance at June 30,	384,105,983	2,727

Pursuant to a normal course issuer bid renewed in March 2004, Talisman may repurchase up to 19,204,809 common shares representing 5% of the outstanding common shares of the Company at the time the normal course issuer bid was renewed (on a post share split basis).  The total remaining shares that may be repurchased under the existing normal course issuer bid is 19,204,809.

During the first quarter, the Company redeemed one half of its outstanding preferred securities realizing a $16 million gain (net of tax) being the difference between the carrying value and the redemption cost.  In June, the Company redeemed the remaining half of its preferred securities, realizing a $7 million gain (net of tax).  The redemptions were funded from current cash flow and bank borrowings and gains were credited directly to retained earnings.

In May 2004, the Company implemented a three-for one share split of its issued and outstanding common shares. All references to net income per share, diluted net income per share, weighted average number of common shares outstanding and common shares issued and outstanding have been retroactively restated to reflect the impact of the Company’s 3 for 1 stock split.

3.  STOCK OPTIONS

Continuity of stock options (year to date)	2004
	Number	Average
	Of	Exercise
	Options	Price ($)
Outstanding at January 1,	23,599,596	17.55
Granted during the period	3,631,080	25.60
Exercised for common shares	109,800	10.68
Exercised for cash payment	4,075,483	15.14
Expired/forfeited	108,645	20.08
Outstanding at June 30,	22,936,748	19.27
Exercisable at June 30,	9,503,462	15.74

Effective second quarter 2003 the Company began to use the intrinsic-value method to recognize compensation expense associated with our stock appreciation rights. Obligations are accrued on a graded vesting basis and represent the difference between the market value of our common shares and the exercise price of the options.  This obligation is revalued each reporting period based on the changes in the market value of our common shares.

The following table provides pro forma measures of net income and net income per common share for the six months ended June 30, 2003 had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

2003
Net income as reported	776
Stock-based compensation expensed	105
Net income before stock-based compensation	881
Stock option expense based on fair market value	21
Pro forma net income[1]	860

Pro forma net income per share[1]
Basic	2.22
Diluted	2.19

1

Pro forma net income and net income per share, had stock options been recognized as compensation expense based on the estimated fair value of the options on the grant date.

All options issued by the Company permit the holder to purchase one common share of the Company at the stated exercise price or, effective July 1, 2003, to receive a cash payment equal to the appreciated value of the stock option.

4. Long-Term Debt

June 30, 2004		December 31, 2003
Debentures and Notes (unsecured)
US$ denominated (US$825 million, 2003 US$850 million)	1,106	1,098
Canadian $ denominated	634	634
£ denominated (£250 million) [1]	607	471
	$2,347	$2,203

1

Prior to January 1, 2004 the £250 million Eurobond was effectively swapped into US$364 million indebtedness. Effective January 1, 2004 this debt is no longer swapped into US dollars and is now revalued based on the Canadian dollar to Pound Sterling exchange rate.

At June 30, 2004 the Company had drawn down on its bank lines of credit with $543 million in short term borrowings.  The Company intends to repay the majority of these borrowings during the second half of 2004.

5. Commodity Based Sales Contracts

The Company’s outstanding commodity price derivative contracts have been designated as hedges of the Company’s anticipated future commodity sales. The following tables summarize commodity price derivative contracts and fixed price sales contracts outstanding at June 30, 2004:

a)

Commodity price derivative contracts

Natural gas

Fixed price swaps	Remainder 2004
(NYMEX gas index)
Volumes (mcf/d)	38,701
Price (US$/mcf)	4.34

Crude oil contracts

Fixed price swaps	Remainder 2004	2005	Two-way collars	Remainder 2004
(Brent oil index)			(Brent oil index)
Volumes (bbls/d)	11,000	-	Volumes (bbls/d)	31,000
Price (US$/bbl)	25.99	-	Ceiling price (US$/bbl)	26.61
			Floor price (US$/bbl)	23.56
(WTI/NYMEX oil index)			(WTI/NYMEX oil index)
Volumes (bbls/d)	12,000	6,000	Volumes (bbls/d)	25,000
Price (US$/bbl)	29.20	26.97	Ceiling price (US$/bbl)	28.90
			Floor price (US$/bbl)	25.08

b)

Physical contracts (North America)

Fixed price sales	Remainder 2004	2005	2006-2007
Volumes (mcf/d)	42,500	14,650	14,650
Weighted average price ($/mcf)	4.19	3.54	4.24

Three-way collars (NIT)	Remainder 2004
Volumes (mcf/d)	12,200
Ceiling ($/mcf)	3.31
Floor ($/mcf)	3.17
Sold put strike ($/mcf)	2.52

The three-way collars are similar to two-way commodity collars with the call and put strike prices being equivalent to the ceiling and floor prices, except that should the NIT (Nova Inventory Transfer) index fall below the sold put strike price, Talisman will receive NIT plus the difference between the put strike and sold put strike prices.

6. Selected Cash Flow Information
	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Net income	197	202	420	776
Items not involving current cash flow
Depreciation, depletion and amortization	409	327	798	686
Property impairments	-	28	-	28
Dry hole	44	42	123	114
Net loss (gain) on asset disposals	-	(5)	3	(9)
Gain on sale of Sudan operations	-	-	-	(296)
Stock-based compensation	40	105	43	105
Future income taxes and deferred petroleum revenue tax	15	(138)	38	(51)
Other	10	(3)	25	1
	518	356	1,030	578
Exploration	52	42	96	91
Cash flow	767	600	1,546	1,445

The cash interest and taxes paid for the six months ended June 30 were as follows:

	2004	2003
Interest paid	60	70
Income taxes paid	98	41

7.  Sale of Sudan Operations

On March 12, 2003, the Company completed the sale of its 25% indirectly held interest in the Greater Nile Oil Project in Sudan.  Total gross proceeds were $1.13 billion (US$771 million), including interest and cash received by Talisman during the interim period between September 1, 2002 and closing on March 12, 2003.  The gain on sale is as follows:

Gross proceeds on sale of Sudan operations (US$771 million)	$ 1,135
Less interim adjustments	(123)
1,012
Property, plant and equipment	687
Working capital and other assets	72
Future income tax liability	(59)
Net carrying value at March 12, 2003	700
Closing costs	16
Gain on disposal	$296

8. Segmented Information
	North America (1)				North Sea (2)				Southeast Asia (3)
	Three months		Six months		Three months		Six months		Three months		Six months
	ended		ended		ended		ended		ended		ended
	June 30		June 30		June 30		June 30		June 30		June 30
(millions of Canadian dollars)	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Revenue
Gross sales (6)	754	692	1,459	1,529	521	363	1,018	841	276	132	514	272
Royalties	159	157	302	338	8	(8)	17	(4)	102	35	177	74
Net sales	595	535	1,157	1,191	513	371	1,001	845	174	97	337	198
Other	19	7	36	20	2	7	7	17	-	-	-	-
Total revenue	614	542	1,193	1,211	515	378	1,008	862	174	97	337	198
Segmented expenses
Operating (6)	105	94	201	192	166	121	324	260	23	20	45	41
Transportation (6)	19	20	37	40	14	14	32	32	11	9	21	17
DD&A (6)	187	170	363	337	166	131	328	283	49	24	93	43
Dry hole	31	37	62	62	13	4	38	51	(1)	1	-	1
Exploration	24	15	47	38	8	8	14	11	6	3	8	7
Other	(2)	(7)	(14)	(20)	11	28	13	29	1	3	2	4
Total segmented expenses	364	329	696	649	378	306	749	666	89	60	169	113
Segmented income before taxes	250	213	497	562	137	72	259	196	85	37	168	85
Non-segmented expenses
General and administrative
Interest
Gain on sale of Sudan operations
Stock-based compensation
Currency translation
Total non-segmented expenses
Income before taxes
Capital expenditures
Exploration	120	98	254	233	47	19	87	34	6	18	15	33
Development	132	128	375	244	86	117	152	183	38	56	82	121
Midstream	2	7	3	14	-	-	-	-	-	-	-	-
Exploration and development	254	233	632	491	133	136	239	217	44	74	97	154
Property acquisitions
Proceeds on dispositions
Other non-segmented
Net capital expenditures (4)
Property, plant and equipment			6,054	5,767			3,410	2,995			1,118	1,084
Goodwill			291	291			76	74			112	108
Other			416	403			677	386			257	217
Segmented assets			6,761	6,461			4,163	3,455			1,487	1,409
Non-segmented assets
Total assets (5)

	Three months		Six months						Three months		Six months
	ended		ended						ended		ended
	June 30		June 30						June 30		June 30
(1) North America	2004	2003	2004	2003	(2) North Sea				2004	2003	2004	2003
Canada	550	496	1,097	1,112	United Kingdom				479	371	938	845
US	64	46	96	99	Netherlands				7	7	16	17
Total revenue	614	542	1,193	1,211	Norway				29	-	54	-
Canada			5,517	5,356	Total revenue				515	378	1,008	862
US			537	411	United Kingdom						3,180	2,777
Property, plant and equipment (5)			6,054	5,767	Netherlands						43	40
					Norway						187	178
(4) Excluding corporate acquisitions.					Property, plant and equipment (5)						3,410	2,995
(5) Current year represents balances as at June 30, prior year represents balances as at December 31.
(6) See note 1 to the Interim Consolidated Financial Statements - Revenues, operating expenses and transportation reclassified in 2004.
DD&A restated effective January 1, 2004 for retroactive adoption of CICA policy on Asset Retirement Obligations.

#

Page

Segmented Information (continued)

Algeria				Sudan				Other				Total
Three months		Six months		Three months		Six months		Three months		Six months		Three months		Six months
ended		ended		ended		ended		ended		ended		ended		ended
June 30		June 30		June 30		June 30		June 30		June 30		June 30		June 30
2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

52	12	105	21	-	-	-	209	-	-	-	-	1,603	1,199	3,096	2,872
18	6	45	11	-	-	-	97	-	-	-	-	287	190	541	516
34	6	60	10	-	-	-	112	-	-	-	-	1,316	1,009	2,555	2,356
-	-	-	-	-	-	-	(1)	-	-	-	1	21	14	43	37
34	6	60	10	-	-	-	111	-	-	-	1	1,337	1,023	2,598	2,393

5	-	7	2	-	-	-	18	-	-	-	-	299	235	577	513
2	1	4	1	-	-	-	-	-	-	-	-	46	44	94	90
7	2	14	4	-	-	-	19	-	-	-	-	409	327	798	686
-	-	-	-	-	-	-	-	1	-	23	-	44	42	123	114
-	-	-	-	-	-	-	5	14	16	27	30	52	42	96	91
-	-	-	-	-	-	-	-	-	3	-	3	10	27	1	16
14	3	25	7	-	-	-	42	15	19	50	33	860	717	1,689	1,510
20	3	35	3	-	-	-	69	(15)	(19)	(50)	(32)	477	306	909	883

												41	35	80	74
												41	32	79	72
												-	-	-	(296)
												64	105	94	105
												3	14	15	18
												149	186	268	(27)
												328	120	641	910

-	6	-	3	-	-	-	7	27	24	66	38	200	165	422	348
1	4	4	22	-	-	-	(5)	50	15	85	20	307	320	698	585
-	-	-	-	-	-	-	-	-	-	-	-	2	7	3	14
1	10	4	25	-	-	-	2	77	39	151	58	509	492	1,123	947
												268	26	294	410
												(2)	(16)	(12)	(26)
												8	13	16	19
												783	515	1,421	1,350
		214	202			-	-			250	145			11,046	10,193
		-	-			-	-			-	-			479	473
		49	27			-	-			21	18			1,420	1,051
		263	229			-	-			271	163			12,945	11,717
														62	63
														13,007	11,780

				Three months		Six months
				ended		ended
				June 30		June 30
(3) Southeast Asia				2004	2003	2004	2003
Indonesia				84	82	170	165
Malaysia				85	14	158	26
Vietnam				5	1	9	7
Total revenue				174	97	337	198
Indonesia						381	384
Malaysia						711	677
Vietnam						26	23
Property, plant and equipment (5)						1,118	1,084

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